EXHIBIT 21

Subsidiaries of Registrant

1.	KT Services, Inc.	2.	KTI Limited
	100% owned subsidiary		100% owned by Key Tronic Europe, LTD
	Incorporated in the State of Washington		Incorporated in Ireland

3.	Key Tronic Europe, LTD	4.	Key Tronic Juarez, SA de CV
	100% owned subsidiary		100% owned subsidiary
	Incorporated in the Cayman Islands		Incorporated in Mexico

5.	Key Tronic China LTD	6.	Key Tronic Computer Peripherals (Shanghai) Co. LTD
	100% owned subsidiary		100% owned subsidiary
	Incorporated in the State of Washington		Incorporated in Republic of China

7.	Key Tronic Reynosa, S.A. de CV
100% owned subsidiary
Incorporated in Mexico